Exhibit 12.2




                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)
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
                                                           Twelve Months Ended
                                        -----------------------------------------------------------
                                                               December 31,
                                        -----------------------------------------------------------


                                            1996        1995        1994        1993        1992
                                            ----        ----        ----        ----        ----
Earnings:
     Net Income......................     $243,471    $239,570    $243,486    $250,386    $246,805
     Income taxes (1)................      132,961     141,267     177,244     188,907     181,355
     Fixed Charges...................      203,855     214,768     213,581     220,590     246,246
                                          --------    --------    --------    --------    --------
       Total.........................     $580,287    $595,605    $634,311    $659,883    $674,406
                                          ========    ========    ========    ========    ========

Fixed Charges:
     Interest expense................     $158,287    $168,175    $166,045    $171,272    $190,746
     Amortization of debt discount,
       premium and expense...........        8,176       8,622       8,854       9,203       8,000
     Estimated interest portion of
       annual rents (2)..............       37,392      37,971      38,682      40,115      47,500
                                          --------    --------    --------    --------    --------
       Total.........................     $203,855    $214,768    $213,581    $220,590    $246,246
                                          ========    ========    ========    ========    ========

Ratio of Earnings to Fixed Charges
     (rounded down)..................         2.84        2.77        2.96        2.99        2.73
                                          ========    ========    ========    ========    ========

(1)  Income Taxes:
     Charged to operations...........     $178,513    $178,865    $168,202    $168,056    $164,620
     Charged (credited) to other
       accounts......................      (45,552)    (37,598)      9,042      20,851      16,735
                                          --------    --------    --------    --------    --------
       Total.........................     $132,961    $141,267    $177,244    $188,907    $181,355
                                          ========    ========    ========    ========    ========

(2)  Estimated interest portion of
     Unit 2 lease payments included
     in estimated interest portion of
     annual rentals..................    $  35,083   $  35,422   $  35,710   $  37,407   $  43,581
                                         =========   =========   =========   =========   =========
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